EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Immunomedics, Inc. for the registration of up to 20,000,000 shares of its common stock and up to 3,000,000 warrants and to the incorporation by reference therein of our reports dated August 27, 2009, with respect to the consolidated financial statements of Immunomedics, Inc., and the effectiveness of internal control over financial reporting of Immunomedics, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metro Park, New Jersey

August 31, 2009